Exhibit 99.1

Press Release

TNS, Inc. Announces Fourth Quarter and 2005 Financial Results

- 2005 Revenues Increase 3.9%; Gross Margin Expands 130 Basis Points -

RESTON, Va. – February 22, 2006 –TNS, Inc. (NYSE: TNS), a leading provider of business-critical, cost-effective data communications services for transaction-oriented applications, today reported fourth quarter and full-year 2005 results.

Total revenue for the fourth quarter of 2005 increased 3.4% to $65.6 million from fourth quarter 2004 revenues of $63.4 million. Gross margin in the fourth quarter 2005 of 53.7% decreased 30 basis points from fourth quarter 2004 gross margin of 54.0%.

Fourth quarter 2005 GAAP net income attributable to common stockholders was $1.4 million, or $0.06 per share, versus fourth quarter 2004 GAAP net income of $2.4 million, or $0.09 per share.

Earnings before interest, taxes, depreciation, and amortization (EBITDA) before stock compensation expense for the fourth quarter 2005 was $16.8 million versus fourth quarter 2004 EBITDA before stock compensation expense of $17.9 million. Adjusted earnings for the fourth quarter 2005 decreased 23.6% to $5.9 million, or $0.24 per share, from fourth quarter 2004 adjusted earnings of $7.7 million, or $0.27 per share. (EBITDA before stock compensation expense, adjusted earnings and adjusted earnings per share are non-GAAP measures. See “Financial Measures” below for a discussion of these metrics.)

Jack McDonnell, Chairman and CEO, commented, “TNS’ fourth quarter performance demonstrates the resilience of the growth in our ISD, TSD, and FSD divisions, which offset lower POS division revenue to achieve our top-line objectives. Adjusted earnings for the quarter, however, were below our guidance range primarily due to higher than anticipated costs associated with Sarbanes-Oxley compliance, which were difficult to absorb because of continuing investments in international growth. Despite the challenges we faced in 2005, we successfully extended TNS’ brand reach and value on a global basis. As we enter 2006, our strategy is to broaden our presence in growing markets, further leveraging our global technology and leadership in customer service, and maintain strong innovation and new service offerings.”

As previously announced during the quarter, the Company won the following customer contracts:

•                        A three-year agreement with Blue System Inc. to provide connectivity for Blue System’s revolutionary electronic dealing room application.

•                        A two-year contract with Findomestic to transport payment data via TNS’ IP Dial solution.

•                        An alliance with Avantel to provide cohesive network transaction solutions to Mexican debit, credit and ATM processors.

•                        A one-year contract with Raiffeisen Centrobank AG to provide trading connectivity to the Warsaw Stock Exchange.

•                        A contract with the Anglia Society to provide an IP-based solution to reduce the time it takes to authorize credit card transactions.

•                        A contract with Fantasy Entertainment to equip its photo booths with TNS’ Synapse cashless vending solution.

•                        A contract with Automated Systems America, Inc. to provide a managed virtual private network (VPN) service via TNS’ ATMLink product.

Financial Review:

•                  Fourth quarter 2005 total revenue increased 3.4% to $65.6 million from fourth quarter 2004 revenue of $63.4 million. Included in revenue are the following components:

•                  Revenue from the International Services Division increased 6.4% to $23.7 million from fourth quarter 2004 revenue of $22.3 million. ISD revenue increased through strong growth both in terms of number of customers and transaction volumes in the international POS and FSD businesses.

•                  Revenue from the Financial Services Division increased 21.0% to $8.3 million from fourth quarter 2004 revenue of $6.8 million through expanded Exchange and ECN connectivity requiring increased bandwidth and logical connections, as well as new physical customer installations.

•                  Revenue from the Telecommunication Services Division increased 54.5% to $13.4 million from fourth quarter 2004 revenue of $8.7 million due primarily to the customer migrations that occurred earlier in the year.

•                  Revenue from the POS Division decreased 21.2% to $20.2 million on 1.4 billion transactions from $25.6 million in fourth quarter 2004 on 1.7 billion transactions.

•                  Fourth quarter 2005 gross margin of 53.7% decreased 30 basis points from fourth quarter 2004 gross margin of 54.0%. This margin compression reflects an increased contribution from TSD, which is TNS’ lowest gross margin division.

Total revenue for the full year 2005 increased 3.9% to $258.9 million from 2004 revenues of $249.1 million. Gross margin for the full year 2005 of 53.0% increased approximately 130 basis points from 2004 gross margin of 51.7%. Full year 2005 GAAP net income attributable to common stockholders was $5.8 million, or $0.23 per share, versus 2004 GAAP net income of $1.6 million, or $0.06 per share. Included in selling, general and administrative expenses (SG&A) for the full year 2005 is a pre-tax benefit to earnings of $2.3 million, comprised of a $5.7 million benefit from a state sales tax liability settlement, a $3.2 million charge related to a legal settlement, a $0.9 million charge related to severance and a $0.7 million benefit due to the favorable settlement of certain sales tax liabilities. Excluding this $2.3 million pre-tax SG&A benefit, GAAP net income for the full year 2005 was $4.4 million, or $0.18 per share. EBITDA before stock compensation expense for the full year 2005 increased 4.6% to $69.0 million from 2004 EBITDA before stock compensation expense of $66.0 million. Excluding the $2.3 million pre-tax SG&A benefit, EBITDA before stock compensation expense for the full year 2005 was $66.7 million. Adjusted earnings for the full year 2005 decreased 2.6% to $24.8 million, or $1.00 per share, versus 2004 adjusted earnings of $25.4 million, or $1.04 per share. Excluding the $2.3 million pre-tax SG&A benefit, adjusted earnings for the full year 2005 was $23.3 million, or $0.94 per share.

Outlook:

For Fiscal Year 2006, we anticipate:

•                  Total revenue growth of 14-16% to $296-$300 million versus $258.9 million for the year ended December 31, 2005.

•                  Adjusted earnings growth of 8-12% to $26.8-$27.8 million versus $24.8 million for the year ended December 31, 2005. Excluding the $2.3 million pre-tax SG&A benefit, adjusted earnings for the year ended December 31, 2005 was $23.3 million.

•                  Adjusted earnings per share growth of 9-13% to $1.08-$1.12 versus $1.00 for the year ended December 31, 2005. Excluding the $2.3 million pre-tax SG&A benefit, adjusted earnings per share for the year ended December 31, 2005 was $0.94.

For the First Quarter of 2006, we anticipate:

•                  Total revenue growth of 3-8% to $65-$68 million versus $63.1 million for the first quarter of 2005.

•                  A decline in adjusted earnings of 22-33% to $4.2-$4.9 million, or $0.17-$0.20 per share, versus $6.3 million, or $0.22 per share, for the first quarter of 2005. Excluding $0.4 million of the $2.3 million pre-tax SG&A benefit, adjusted earnings for the first quarter of 2005 was $6.0 million, or $0.21 per share.

Henry Graham, Executive Vice President and CFO, commented, “TNS’ international, financial and telecommunication services divisions fourth quarter 2005 revenues grew significantly and represented 69% of our total revenue. Gross margin benefited from the increase in contributions from ISD and FSD, but experienced some compression from the increase in TSD’s contribution. We continue to remain committed to double-digit growth on a gross revenue basis with continued strong contributions from these divisions, and an increasing contribution from our POS division, in 2006.”

Financial Measures

In addition to the results presented in accordance with generally accepted accounting principles (GAAP) in this press release, the Company presents EBITDA before stock compensation expense, adjusted earnings and adjusted earnings per share, which are non-GAAP measures. EBITDA is determined by taking income from operations and adding back certain non-cash items, including amortization of intangible assets, depreciation and amortization of property and equipment and stock compensation expense. Adjusted earnings is determined by taking pretax income or loss after equity in net loss of unconsolidated affiliates and adding back certain non-cash items, including amortization of intangible assets, stock compensation expense and the write-off of debt issuance costs, and the result is tax-effected at a 38% rate. The Company believes that these non-GAAP measures, viewed in addition to and not in lieu of the Company’s reported GAAP results, provide useful information to investors because these metrics provide a more focused measure of operating results. These metrics are an integral part of the Company’s internal reporting to measure operations of the Company and the performance of senior management. A reconciliation to comparable GAAP measures is available in the accompanying schedule. The non-GAAP measures presented herein may not be comparable to similarly titled measures presented by other companies.

Conference Call

TNS will hold a conference to discuss fourth quarter and full-year 2005 results on Wednesday, February 22, 2006 at 5:00 p.m. Eastern Time. The dial-in number for the conference call is (617) 786-2964, passcode #98762445. The call is also being webcast and there will be an accompanying slide presentation, which can be accessed at www.tnsi.com. For those who cannot listen to the live broadcast, a replay of the call will be available from February 22, 2006 at 7:00 p.m. Eastern Time through March 22, 2006, and can be accessed by dialing (617) 801-6888, passcode 46361449.

About TNS

TNS is one of the leading providers of business-critical, cost-effective data communications services for transaction-oriented applications and operates through its wholly owned subsidiary Transaction Network Services, Inc. TNS provides rapid, reliable and secure transaction delivery platforms to enable transaction authorization and processing across several vertical markets and trading communities.

Since its inception in 1990, TNS has designed and implemented multiple data networks, each designed specifically for the transport of transaction-oriented data. TNS’ networks support a variety of widely accepted communications protocols and are designed to be scalable and accessible by multiple methods. TNS’ network technologies have been deployed in the United States and internationally, and TNS’ networks have become preferred networks servicing the trading community, wireless and wireline carriers, and the card processing and dial-up automated teller machine markets. For further information about TNS, please refer to www.tnsi.com.

The statements contained in this release that are not historical facts are forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations, forecasts and assumptions that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in, or implied by, the forward-looking statements. The Company has attempted, whenever possible, to identify these forward-looking statements using words such as “may,” “will,” “should,” “projects,” “estimates,” “expects,” “plans,” “intends,” “anticipates,” “believes,” and variations of these words and similar expressions. Similarly, statements herein that describe the Company’s business strategy, prospects, opportunities, outlook, objectives, plans, intentions or goals are also forward-looking statements. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including:  the Company’s reliance upon a small number of customers for a significant portion of its revenue; competitive factors such as pricing pressures; the Company’s ability to grow its business domestically and internationally by generating greater transaction volumes, acquiring new customers or developing new service offerings; fluctuations in the Company’s quarterly results because of the seasonal nature of the business and other factors outside of the Company’s control; the Company’s ability to identify, execute or effectively integrate future acquisitions; the Company’s ability to adapt to changing technology; additional costs related to compliance with the Sarbanes-Oxley Act of 2002, any revised New York Stock Exchange listing standards, Securities and Exchange Commission (SEC) rule changes or other corporate governance issues; and other risk factors described in the Company’s prospectus dated September 15, 2005 as filed with the SEC. In addition, the statements in this press release are made as of February 22, 2006. The Company expects that subsequent events or developments will cause its views to change. The Company undertakes no obligation to update any of the forward-looking statements made herein, whether as a result of new information, future events, changes in expectations or otherwise. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to February 22, 2006.

CONTACT:	TNS, Inc. Investor Relations	Lippert/Heilshorn & Associates
	Kimberly Davis, 703-453-8509	Jody Burfening/Carolyn Capaccio
	investorrelations@tnsi.com	212-838-3777

TNS, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended		Year Ended
	Dec. 31, 2005	Dec. 31, 2004	Dec. 31, 2005	Dec. 31, 2004

Revenues	$65,619	$63,432	$258,940	$249,112
Operating expenses:
Cost of network services	30,412	29,186	121,682	120,356
Engineering and development	3,768	4,008	15,521	14,688
Selling, general, and administrative(1)	15,398	12,750	55,245	49,264
Depreciation and amortization of property and equipment	4,604	5,459	18,972	20,205
Amortization of intangible assets	5,011	7,717	22,773	28,573
Total operating expenses	59,193	59,120	234,193	233,086
Income from operations	6,426	4,312	24,747	16,026
Interest expense	(2,016)	(869)	(9,052)	(7,341)
Interest income and other (expense) income	73	1,165	(25)	1,601
Income before income taxes and equity in net loss of unconsolidated affiliates	4,483	4,608	15,670	10,286
Income tax provision	(2,298)	(1,919)	(7,218)	(4,263)
Equity in net loss of unconsolidated affiliates	(757)	(260)	(2,686)	(1,039)
Net income(1)	1,428	2,429	5,766	4,984
Dividends on preferred stock	—	—	—	(3,428)
Net income attributable to common stockholders	$1,428	$2,429	$5,766	$1,556
Basic net income per common share(1)	$0.06	$0.09	$0.24	$0.06
Diluted net income per common share(1)	$0.06	$0.09	$0.23	$0.06
Basic weighted average common shares outstanding(2)(3)(4)(5)	23,969,422	27,949,087	24,518,578	24,114,348
Diluted weighted average common shares outstanding(2)(3)(4)(5)	24,116,146	28,361,531	24,766,971	24,449,283

(1)          Included in selling, general and administrative expenses (SG&A) for the full year 2005 is a pre-tax benefit to earnings of $2.3 million, comprised of a $5.7 million benefit from a state sales tax liability settlement, a $3.2 million charge related to a legal settlement, a $0.9 million charge related to severance and a $0.7 million benefit due to the favorable settlement of certain sales tax liabilities. Excluding the $2.3 million pre-tax benefit, GAAP net income for the full year 2005 was $4.4 million, or $0.18 per share.

(2)          The Company completed its initial public offering of 4,420,000 shares of common stock on March 16, 2004. In connection with the IPO, the Company converted its outstanding Class A redeemable convertible preferred stock plus accrued and unpaid dividends into 9,984,712 shares of common stock.

(3)          The Company completed its follow-on offering of 1,084,744 shares of common stock on October 1, 2004. On November 1, 2004, the underwriters exercised a portion of their over-allotment option granted in the follow-on offering, and the Company issued an additional 118,232 shares of common stock.

(4)          The Company completed the repurchase and retirement of 6,263,435 shares of common stock on May 5, 2005.

(5)          The Company completed its follow-on offering of 1,200,000 shares of common stock on September 16, 2005. On September 19, 2005, the underwriters exercised their over-allotment option granted in the follow-on offering, and the Company issued an additional 900,000 shares of common stock. As of December 31, 2005, the Company had 23,971,001 common shares outstanding.

TNS, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	Dec. 31, 2005	Dec. 31, 2004
ASSETS
Current assets:
Cash and cash equivalents	$26,628	$19,788
Accounts receivable, net	48,773	47,896
Other current assets	15,456	9,349
Total current assets	90,857	77,033
Property and equipment, net	52,448	50,587
Goodwill and identifiable intangible assets, net	192,393	210,594
Other assets	16,486	18,198
Total assets	$352,184	$356,412

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$—	$9,000
Accounts payable, accrued expenses and other current liabilities	46,933	43,528
Deferred revenue	10,810	14,419
Total current liabilities	57,743	66,947
Long-term debt, net of current portion	113,448	42,000
Other liabilities	3,147	4,967
Total liabilities	174,338	113,914

Total stockholders’ equity	177,846	242,498
Total liabilities and stockholders’ equity	$352,184	$356,412

TNS, Inc.

Condensed Consolidated Statement of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended		Year Ended
	Dec. 31, 2005	Dec. 31, 2004	Dec. 31, 2005	Dec. 31, 2004

Net income	$1,428	$2,429	$5,766	$4,984
Non-cash and working capital items	16,413	18,521	45,531	49,945
Net cash provided by operating activities:	17,841	20,950	51,297	54,929
Purchases of property and equipment	(7,499)	(6,986)	(21,586)	(23,382)
Purchase of Synapse assets	—	—	—	(6,077)
Purchase of vending assets	—	—	—	(3,748)
Purchase of assets from ICG	—	(1,730)	—	(1,730)
Purchase of FusionPoint assets	—	—	(3,501)	—
Purchase of Process Logistics assets	—	—	(558)	—
Purchase of Connet Ro, net of cash acquired	(1,331)	—	(1,331)	—
Purchase of Arval	(913)	—	(913)	—
Investments in unconsolidated affiliates	—	—	(5,505)	(3,600)
Net cash used in investing activities:	(9,743)	(8,716)	(33,394)	(38,537)
Proceeds from issuance of long-term debt, net	—	—	165,188	84,531
Payment of long-term debt financing costs	—	—	(75)	—
Repayment of long-term debt	(5,728)	(27,260)	(105,468)	(185,906)
Payment of dividend on preferred stock	—	—	—	(173)
Proceeds from stock option exercises	(24)	206	1,531	307
Purchase and retirement of common stock, inclusive of fees	—	—	(116,869)	—
Purchase of treasury stock	(5)	—	(517)	—

Proceeds from issuance of common stock, net	—	22,190	46,066	93,706

Net cash used in financing activities:	(5,757)	(4,864)	(10,144)	(7,535)
Effect of exchange rates on cash and cash equivalents	(277)	(548)	(919)	(143)

Net increase in cash and cash equivalents	2,064	6,822	6,840	8,714
Cash and cash equivalents, beginning of period	24,564	12,966	19,788	11,074
Cash and cash equivalents, end of period	$26,628	$19,788	$26,628	$19,788

TNS, Inc.

Reconciliation of Non-GAAP Information

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended		Year Ended
	Dec. 31, 2005	Dec. 31, 2004	Dec. 31, 2005	Dec. 31, 2004
EBITDA before stock compensation expense:
Income from operations (GAAP)	$6,426	$4,312	$24,747	$16,026
Add back the following items:
Depreciation and amortization of property and equipment	4,604	5,459	18,972	20,205
Amortization of intangible assets	5,011	7,717	22,773	28,573
Stock compensation expense	762	376	2,552	1,174
EBITDA before stock compensation expense (6)	$16,803	$17,864	$69,044	$65,978

Adjusted Earnings:
Income before income taxes and equity in net loss of unconsolidated affiliates (GAAP)	$4,483	$4,608	$15,670	$10,286
Add back the following items:
Equity in net loss of unconsolidated affiliates	(757)	(260)	(2,686)	(1,039)
Amortization of intangible assets	5,011	7,717	22,773	28,573
Other debt-related costs (5)	—	—	1,654	2,022
Stock compensation expense	762	376	2,552	1,174
Adjusted earnings before income taxes	9,499	12,441	39,963	41,016
Income tax provision at 38%	3,609	4,728	15,186	15,586
Adjusted earnings (7)	$5,890	$7,713	$24,777	$25,430

Weighted average common shares – diluted(1)(2)(3)(4)	24,116,146	28,361,531	24,766,971	24,449,283

Adjusted earnings per common share – diluted (7)	$0.24	$0.27	$1.00	$1.04

(1)          The Company completed its initial public offering of 4,420,000 shares of common stock on March 16, 2004. In connection with the IPO, the Company converted its outstanding Class A redeemable convertible preferred stock plus accrued and unpaid dividends into 9,984,712 shares of common stock.

(2)          The Company completed its follow-on offering of 1,084,744 shares of common stock on October 1, 2004. On November 1, 2004, the underwriters exercised a portion of their over-allotment option granted in the follow-on offering, and the Company issued an additional 118,232 shares of common stock.

(3)          The Company completed the repurchase and retirement of 6,263,435 shares of common stock on May 5, 2005.

(4)          The Company completed its follow-on offering of 1,200,000 shares of common stock on September 16, 2005. On September 19, 2005, the underwriters exercised their over-allotment option granted in the follow-on offering, and the Company issued an additional 900,000 shares of common stock. As of December 31, 2005, the Company had 23,971,001 common shares outstanding.

(5)          Represents the non-cash write-off of debt issuance costs associated with the early payoff of term debt in September 2005, May 2005, and March 2004, respectively

(6)          Excluding the $2.3 million pre-tax SG&A benefit, EBITDA before stock compensation expense for the full year 2005 was $66.7 million.

(7)          Excluding the $2.3 million pre-tax SG&A benefit, adjusted earnings for the full year 2005 was $23.3 million or $0.94 per share.